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The following is a transcript of the conference call held on December 27, 2007 to discuss the Company’s First Quarter Fiscal Year 2008 results:

FINAL TRANSCRIPT

Conference Call Transcript

LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

Event Date/Time: Dec. 27. 2007 / 5:00PM ET

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Rick Black

Luby’s Inc.—Director, IR

Chris Pappas

Luby’s Inc.—President, CEO

Scott Gray

Luby’s Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Will Hamilton

SMH Capital—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the first-quarter 2008 Luby’s Inc. earnings conference call. My name is Melanie and I will be your coordinator today. (OPERATOR INSTRUCTIONS). As a reminder, this call is being recorded for replay purposes.

And now, I would like to turn the call over to Mr. Rick Black, Director of Investor Relations. Please proceed, sir.

Rick Black—Luby’s Inc.—Director, IR

Welcome everyone to Luby’s first-quarter fiscal year 2008 conference call. This call is being webcast and you can access the audio replay on our website at Luby’s.com.

Before we continue, I would like to remind you that statements in this discussion including statements made during the question-and-answer session regarding Luby’s future financial and operating results, plans for expansion of the Company’s business and other statements that are not statements of historical fact are considered forward-looking statements. And actual results might differ materially from those projected. Additional information related to the factors that could cause actual results to differ materially from those projected are contained in publicly-available documents that the Company has previously filed with the SEC, including our 10-Ks and 10-Qs.

I would now like to turn the call over to Luby’s President and CEO, Chris Pappas. Chris?

Chris Pappas—Luby’s Inc.—President, CEO

Thank you and welcome to our first-quarter conference call. During my opening remarks, I will review our quarter and comment on current customer and competitor trends in our industry sector before I turn the call over to Scott Gray, our CFO, who will go into more details about our results. I will then discuss initiatives taking place at Luby’s to drive sales, upgrade and remodel facilities and grow our culinary contract service business. Finally, I will discuss our strategic growth plan and provide an update on our store openings before opening the call to your questions.

I will discuss some of the initiatives we’re working on to improve sales trends later in the call. I would like to mention however that despite a tough marketplace and difficult sales trends, our team was able to maintain store-level profit margins. As operators, being able to control costs and weather soft market conditions solidly positions our operations to succeed when the market improves.

The restaurant and retail industries continue to face soft consumer demand. We see a mixture of competitor approaches to the current soft customer demand market. While many are raising prices, we also see quite a bit of discounting occurring and several are trying to reduce portion size to maintain margin. We believe that focusing on execution is the key component to position Luby’s to retain current customers and potentially take share from casual diners seeking value, quality offerings and convenience.

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

In the first quarter, we continue to make significant progress toward our stated strategic growth plan by identifying and securing additional new restaurant locations and initiating construction development on new sites. We’re confident that our strategic growth plan to build new restaurants, expand our culinary contract business and invest in our existing stores will enhance value for our shareholders.

Our new prototype continues to do well and is still on target to be a $3.25 million store compared to the average $2.5 million stores. We are excited about our plans to build and operate new Luby’s cafeteria-style restaurants and are committed to growing the Company and its value.

In addition to developing new stores, we continue to invest in our restaurants through technology and facilities’ upgrades. Clearly, one of our sales initiatives is to improve the facilities that our guests dine in each day and to improve the tools with which our teams operate inside the restaurants. We believe money is well spent here. And while it is early, we’re seeing some positive sales improvements after stores receive these upgrades.

I would just like to take this opportunity to thank our hard-working and dedicated employees and management team, all of whom have been focused on maintaining our margins and executing at the highest level throughout our system. Their collective efforts have been and will continue to be Luby’s future success. That said, we have our work cut out for us and we remain committed to continuing the important progress we have made. I’m confident that our team with continued oversight of our Board will achieve our goal of sustainable and profitable growth creating value for all our shareholders.

With that, I would like to turn the call over to our CFO, Scott Gray, to review our financial results for the quarter and the year. Scott?

Scott Gray—Luby’s Inc.—CFO

Good afternoon, everyone. I will now take you through our financial results for the first quarter of fiscal 2008, starting with the income statement. Net income was $4.8 million or $0.17 per diluted share compared to net income of $1.9 million or $0.07 per diluted share in the first quarter of fiscal 2007. Included in net income for the quarter was an income tax benefit of $1.5 million, which consisted of a $2.8 million net tax benefit partially offset by $1.3 million in income tax expense. The net tax benefit of $2.8 million included a reversal of tax accruals for contingencies that did not materialize following the completion of tax audits as well as an income tax refund receivable, partially offset by the reversal of unrealized deferred tax assets related to stock options.

First-quarter fiscal 2008 results also included $1.9 million in interest related to income taxes, which included the reversal of previously-recognized accrued interest expense associated with the settled tax audit contingencies and interest receivable associated with the income tax refund. Also impacting net income was net asset impairments of $700,000 due to a write-down on selected operating units.

Net sales in the first quarter 2008 were $73.3 million, a decrease of 0.5% compared to $73.7 million in the first quarter of fiscal year 2007. The restaurant sales in the first quarter 2008 were $71.6 million, a decrease of 2.7% compared to $73.7 million in the first quarter of fiscal year 2007. On a same-store basis, sales declined approximately $2.5 million or 3.4%. The two-year same-store sales comp was an increase of 8.1%, which consisted of an increase of 1.7% in the first quarter of fiscal 2007 and an increase of 6.4% the year earlier in the first quarter of fiscal 2006. The decline in the first-quarter fiscal 2008 same-store sales was due primarily to decreases in guest traffic, partially offset by higher menu prices and a more favorable menu mix.

As Chris mentioned, once again, our team did a good job maintaining store-level profit margin in a difficult sales quarter. Store-level profit, which we define as restaurant sales minus cost of food, payroll-related costs and other operating expenses, were $11.8 million or 16.5% of restaurant sales compared to $11.7 million or 15.9% of restaurant sales in the first quarter 2007. Additionally in the quarter, we spent $7.9 million on capital expenditures in our restaurants and through upgrades and remodels at existing restaurants as well as new store development and construction cost.

Income from operations before taxes and discontinued operations increased to $3.3 million in the first quarter of 2008 compared to $3.1 million last year, primarily due to the non-recurring interest income related to income taxes of $1.9 million. Food cost in the first quarter of 2008 was 27.4% of restaurant sales, an increase of 0.5% compared to the same quarter last year. We continue to manage cost by offering menu items and combination meals with favorable cost structures and by employing a variety of other cost control measures. We expect our food cost as a percentage of restaurant sales to trend 50 to 100 basis points higher in fiscal 2008 versus 2007.

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

Payroll and related costs in the first quarter 2008 as a percentage of restaurant sales were 34.1%, a decrease of 0.3% compared to the same quarter last year. The decrease in payroll-related costs was primarily due to lower workers’ compensation expense which included the effect of a reduction in actuarial estimates of potential losses resulting from favorable claims experienced, partially offset by higher management salary cost as a percentage of sales. From a modeling perspective, keep in mind that our payroll and related costs as a percentage of sales this quarter are not representative of future percentage rates due to a 116 basis point benefit we experienced in the quarter from a reduction in actuarial claim reserve estimates. These changes in actuarial estimates may continue to fluctuate in the future up or down.

Other operating expenses in the first quarter 2008 as a percentage of restaurant sales were 21.9%, a decrease of 0.9% compared to the same quarter last year due primarily to lower utility and advertising expense. We expect our other operating expense dollars to be relatively flat to higher due to new lease expense in 2008.

General and administrative expenses in the first quarter of fiscal 2008 as a percentage of total sales were 8.1%, an increase of 1.3% compared to the same quarter last year. This increase was primarily due to increased corporate salaries and staffing and professional fees. The increase in corporate salaries include staffing costs related to our culinary contract business to provide services at healthcare facilities as well as new store development and construction staff. We expect general and administrative expenses for the fiscal year 2008 to range between $23.5 million and $25 million.

The provision for ( reversal of ) asset impairments line increased by approximately $700,000 in the first quarter of fiscal 2008 compared to fiscal year 2007. This increase is due to the write-down of selected underperforming units to net realizable value based on an estimate of net proceeds, partially offset by a reversal of a previously-recognized impairment related to one ground lease unit which will be reopened in fiscal 2008. This unit was also reclassified in the first quarter of fiscal 2008 from property held for sale to property and equipment net.

Moving on to the balance sheet, we ended the quarter with $36.3 million in cash and short-term investments compared to $26.1 million at fiscal year-end 2007. $11.2 million of the increase was from the Pappas’ exercise of their options in which they have chosen to hold the shares.

Cash flow from operations was $6.8 million for the first quarter compared to $11.9 million in the first quarter last year. In the first quarter, we reclassified as I mentioned earlier one of the ground leases. We are moving it from property held for sale because we now have plans to remodel and reopen this restaurant in the future. We are very excited about that. We ended the first quarter with one remaining property held for sale and two ground leases properties.

In the first quarter, our capital expenditures of $7.9 million compares to only $3.0 million in capital expenditures last year. For the year, we still expect to spend approximately $35 million to $40 million in capital expenditures. This capital will be spent on existing stores of approximately $6 to 7 million for recurring capital expenditures, new unit development costs related to real estate of approximately $4 million to $5 million, construction and equipment cost for new units of approximately $15 million to $17 million as well as store upgrades and technology costs at our existing units of approximately $8 million to $11 million. The range deltas for these costs may vary depending on availability of and the mix of purchased and leased properties, possible capital contributions of culinary contract service engagements and our rate of expansion of new units.

Before I turn the call back over to Chris, I would like to provide you with our outlook for the remainder of the year. Given the current market conditions, customer traffic and sales trends, we expect the recent trend in our restaurant sales to continue in our existing units during fiscal 2008. We expect to see growth in the culinary contract services, but it is still too early in the life cycle of this new business for us to provide a sales forecast.

As you know, this piece of the business, culinary contract services, is driven by contracts and customers’ decisions to bring Luby’s in as their food service provider. We continue to meet with potential clients as we build the pipeline. And our goal is to grow this business at a disciplined pace and to be opportunistic while selective in the businesses and institutions we partner with.

In our press release today, we announced that we plan to open one new restaurant in the third quarter of fiscal ‘08 and three to four new restaurants in the fourth quarter of fiscal 2008. We will also open one replacement restaurant in 2008 using our new prototype cafeteria which will be included in same-store sales. Additionally, we are remodeling the dining facility where we operate at St. Joseph’s Hospital in Houston, Texas and plan to have that project completed in the second half of fiscal 2008.

We are actively researching potential new store locations and continue to build our real estate portfolio to support our strategic growth plan well into 2009. I would like to reiterate that our strategic growth plan is to build 45 to 50 stores over the next five years. This guidance is based on a number of assumptions and may be impacted by any of the risk factors discussed in the Company’s SEC filings, including availability of new properties and usual weather, possible building supply or personnel shortages and other factors.

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

Finally, in relation to the impairment write-down we mentioned earlier, we plan to close six underperforming stores in the second quarter of fiscal 2008. Those impairments are reflected in today’s press release. As we have discussed before, we regularly evaluate the performance of our restaurants. And as we have done in the past from time to time, we evaluate the underperforming units for closure. We have already closed and sold one of the properties in the second quarter 2008 and we will market the remaining four owned properties for sale in the future.

And now, I would like to turn the call back over to Chris.

Chris Pappas—Luby’s Inc.—President, CEO

Our operational leadership team is focused on food execution which we believe is the key component to customer satisfaction. In fiscal 2008, we implemented a customer feedback tool that was tested in the fourth quarter to gather data based on our customers’ experience. Our managers are utilizing this data to improve their efforts to meet the needs of our guest. In addition, we are working with our crews on a daily basis to improve customer service and the appearance of our restaurants. We believe that focusing on the guests’ experience and executing at a high level will distinguish Luby’s in the marketplace and drive increased frequency from our guests.

From a marketing and advertising perspective, we have reduced our overall spend as a percentage of sales. In years past, we targeted 2% of sales as the level of spend to be effective. This past summer, we conducted an exhaustive analysis on our advertising program and spent a great deal of time reviewing competitors’ programs and examining the impact on customers. Given the trends we saw in the marketplace during the first quarter, we shifted our focus to increase the variety of mediums used to communicate with our guests and increased our radio and billboard budgets and reduced our TV spend. Additionally, we have implemented a new customer feedback software program that gathers crucial customer data in a manner that we’re able to then utilize to improve execution.

As you have all seen, we also launched our new website in October in time to assist us in marketing our holiday packages. In January, our healthy promotion message will continue to focus on our value proposition. Today, many competitors are introducing or bringing back the value message. But at Luby’s, we don’t have to because value has always been part of Luby’s. For over 60 years, our value proposition has remained constant. We offer great food made from scratch, served in an appealing and convenient manner at prices well below the market for the type of quality and portion and environment that you get at Luby’s.

Our marketing department we feel does an excellent job of distinguishing our brand and marketing to our customers inside and outside our stores. We will continue to communicate with our customers and potential customers in the manner that is most effective to reach our demographics and the different markets we serve as effectively as possible.

Finally, our investments at the store level continued in the first quarter and we’re encouraged with the feedback we’re receiving. During the quarter, 11 restaurants received upgrade remodeling work which ranged from new furniture and paint to fully-remodeled bathrooms and new salad displays. We plan to do work at 18 stores in the second quarter. Like I said before, early sales results show improvement at the units after the work is completed.

Additionally, we continued the rollout of kitchen technology systems. We currently have this installed at about half of our locations.

Our entire team is focused on execution to improve our customers’ dining frequency. We recognize that many of our customers are dining out less. However, we will continue to reinvest in our existing stores to maintain and improve Luby’s dining appeal. Luby’s home-cooked offerings are value priced with a la carte items starting at $4.50 and a combination meal featuring an entree, two vegetables and a roll starting at $6.89.

Over the last six years, we have repositioned Luby’s in nearly every area of how it does business. Without building any new stores in over seven years, we were able to refine our operations, enhance our product offerings, payoff debt, grow sales and return the Company to profitability. We have invested significantly in the infrastructure of Luby’s. We upgraded the technology in the stores. We replaced and upgraded kitchen equipment. We improve the facility services piece of our business and we put structured systems in place to improve efficiencies in our product purchasing just to name a few.

And perhaps the most significant investment Luby’s has made is in the recruiting, training and supporting our talented and dedicated employees. Today, I strongly believe that Luby’s has the right structure, the right resources, the correct prototype and the right plan in place to achieve sustainable and profitable growth and create shareholder value. The performance of our new prototype restaurant supports our strategy to grow through the expansion of new units that will outperform our system averages.

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

Now, I would like to talk briefly about the upcoming election of directors. Over the past few months, our Board has articulated its position in support of our directors through a series of mailings, press releases and filings, all of which are publicly available. And I encourage you to read them on our website at Luby’s.com if you have not already done so. We believe that we have the right Board, the right management team and the right strategic plan in place to continue delivering to all Luby’s shareholders.

Our Board consists of a majority of independent directors who are diverse and open-minded business and community leaders. Our directors possess valuable and unique skills in health and food safety, corporate leadership, human resources, accounting, risk management, corporate finance, legal compliance, bilingual marketing and customer strategy — all areas that are critical to the continued success of an organization like Luby’s, which employs over 8000 people and serves millions of meals. In short, we believe that the oversight experience and proven achievement of our directors is what Luby’s needs at this time.

With that, that concludes my prepared remarks.

Rick Black—Luby’s Inc.—Director, IR

Before we open the call for questions, we would like to remind everyone of the purpose of today’s call, and that is to discuss the first-quarter results, our outlook and strategic growth plan. We would appreciate it if you could keep your questions and comments focused on these topics. Thanks for your consideration and understanding. And now, we would like to open the call to questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Will Hamilton, SMH Capital.

Will Hamilton—SMH Capital—Analyst

Scott, first just a housekeeping. If you backed out in regards to this tax gain — if you backed out that gain, what would have been the effective tax rate in the quarter?

Scott Gray—Luby’s Inc.—CFO

Well, I will just speak to kind of the rate for the go forward. We have a new net margin tax in the State of Texas that we’re dealing with; we are paying that in May. That will be the first time we’re forecasting right now that actually our tax rate will be higher than 35% going forward. It’s between 35% and 38%, which the additional rate — effective rate above 35% is related to the Texas net margin tax. So after we get through the first payment, we should have a better feel on that.

Will Hamilton—SMH Capital—Analyst

So for this quarter though, it probably would have been in that range?

Scott Gray—Luby’s Inc.—CFO

Yes, that is right.

Will Hamilton—SMH Capital—Analyst

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

I was wondering in regards to the marketing spend you mentioned, Chris, I think in your comments that you used to spend 2% but you have shifted that. What are you spending now (multiple speakers)?

Scott Gray—Luby’s Inc.—CFO

I will cover that one in terms of the spend currently. Basically that has been our target all along. And as we have reevaluated what we have done we have tapered back on the TV and we see that when we’re testing some things we get a better — more response from our system of customer feedback. We’re saying that is our target rate. We are probably going to come in for the year a little less than that, but that is our target.

Will Hamilton—SMH Capital—Analyst

I’m just wondering because in the restaurant margins, it appears that one of the big gains was from lower marketing expenses.

Scott Gray—Luby’s Inc.—CFO

It was in the quarter.

Will Hamilton—SMH Capital—Analyst

Could you talk at all towards the quarter as to how much it would sound?

Scott Gray—Luby’s Inc.—CFO

Yes, I mean those are the two components. It is utilities and then marketing. So in relation to last — the quarter last year, it was probably 50 basis point difference in the spend in relation to sales.

Will Hamilton—SMH Capital—Analyst

Do you feel in regards to that shift in your marketing strategy that that at least maybe temporarily might be affecting some of your traffic and sales?

Chris Pappas—Luby’s Inc.—President, CEO

We want to take a look at it and be open to some other mediums that were out there for advertising that we had not been using to build traffic. And so, that was our reasoning as to approach some other mediums out there with radio and billboards.

Will Hamilton—SMH Capital—Analyst

Okay.

Chris Pappas—Luby’s Inc.—President, CEO

It is an inexact science as you can well imagine.

Will Hamilton—SMH Capital—Analyst

I was wondering if you could give us any sense as to pricing in the quarter. You mentioned certainly the negative same-store sales were probably due to traffic but offset by the pricing and (multiple speakers) —

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

Scott Gray—Luby’s Inc.—CFO

Yes, it is basically that. We have a little bit of offset from price quarter-over-quarter.

Will Hamilton—SMH Capital—Analyst

But would traffic be say at 4% to 5%, down (multiple speakers)?

Scott Gray—Luby’s Inc.—CFO

Yes, we typically do not get into that level of detail of discussion for our traffic. But I think that as we have disclosed, we have traffic declines as the leading problem with sales and then it is slightly offset by our new product introductions and price.

Will Hamilton—SMH Capital—Analyst

Are you lapping any pricing in the near future?

Scott Gray—Luby’s Inc.—CFO

What we are lapping is we’re going to be moving into a period up against a decline in sales in the second quarter and beyond. We have been — again as I mentioned, we’re up 8.1% for a two-year comp in this quarter.

Will Hamilton—SMH Capital—Analyst

And then finally, I was just wondering if you could comment just a little bit about the development schedule. Certainly, this is a new game for you. You have not opened new units in quite a while. But can you talk about a little bit the shift in what you anticipate for this fiscal year?

Scott Gray—Luby’s Inc.—CFO

Yes, well I was prepared to give a little guidance in terms of a range of dollars for new store sales which would include the unit we opened in August of last fiscal year. We are anticipating at the moment it to be somewhere between $4.7 million and $5.7 million.

Will Hamilton—SMH Capital—Analyst

For new sales?

Scott Gray—Luby’s Inc.—CFO

For the year.

Will Hamilton—SMH Capital—Analyst

And then finally, can you talk about the six — is it six underperforming stores that you’re closing in this current quarter?

Scott Gray—Luby’s Inc.—CFO

That is correct.

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

Will Hamilton—SMH Capital—Analyst

Are those locations all in Texas?

Scott Gray—Luby’s Inc.—CFO

Yes. Except for — well, except for one.

Will Hamilton—SMH Capital—Analyst

The $74,000 loss in discontinued ops is that related then to the—?

Scott Gray—Luby’s Inc.—CFO

No, that is related to our 2003 closure plan. All of the closures here are not wrapped around a discontinued plan. So they are reflected in continuing operations.

Will Hamilton—SMH Capital—Analyst

But in the second quarter, they will be excluded from that since you’re now closing?

Scott Gray—Luby’s Inc.—CFO

In effect, they will retain as we have closed a unit — in a past quarter was one unit closed and it was reported within operations. So it will not be part of discontinued operations.

Will Hamilton—SMH Capital—Analyst

But these are stores that are negative cash flow right now as a whole say?

Scott Gray—Luby’s Inc.—CFO

The stores were underperforming. The act of closing them will marginally improve our cash flow.

Operator

Ladies and gentlemen, that does conclude the time that we have for question and answer today. I would like to turn the call back over to Mr. Chris Pappas for any closing remarks. Please proceed, sir.

Chris Pappas—Luby’s Inc.—President, CEO

I would like to thank everyone at this time of the year for their continued interest in Luby’s and investment in Luby’s. I look forward to the next quarterly conference call to be together with you. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may disconnect. Have a wonderful day.

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FINAL TRANSCRIPT

Dec. 27. 2007 / 5:00PM ET, LUB - Q1 2008 Luby’s, Inc. Earnings Conference Call

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Additional Information

In connection with the solicitation of proxies, Luby’s has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on November 29, 2007 (the “Proxy Statement”). The Proxy Statement contains important information about Luby’s and the 2008 Annual Meeting of Shareholders. Luby’s shareholders are urged to read the Proxy Statement carefully.

On November 29, 2007, Luby’s began the process of mailing the Proxy Statement, together with a WHITE proxy card. Shareholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Luby’s through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents also may be obtained free of charge from Luby’s by contacting Investor Relations in writing at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040; or by phone at 713-329-6808; or by email at investors@lubys.com. The Proxy Statement is also available on Luby’s website at www.lubys.com/06aboutusFilings.asp. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, MacKenzie Partners, Inc., by phone toll-free at 1-800-322-2885.

Luby’s and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Shareholders. Investors can find information about Luby’s directors and executive officers in the Proxy Statement.